EXHIBIT 10.1.2
MERITAGE HOMES CORPORATION
PERFORMANCE SHARE AWARD AGREEMENT
UNDER THE 2018 STOCK INCENTIVE PLAN (EXECUTIVE OFFICERS)
This Performance Share Award Agreement (“Agreement”) is between Meritage Homes Corporation (“Company”), and the individual identified in Attachment A (the “Grantee”), and is effective as of [DATE] (“Date of Grant”).
RECITALS
A.    The Board of Directors of the Company (the “Board”) has adopted and the shareholders have approved the Meritage Homes Corporation 2018 Stock Incentive Plan (the “Plan”) to provide incentives to attract and retain those individuals whose services are considered unusually valuable.
B.    The Executive Compensation Committee of the Board has approved this grant of Performance Shares to Grantee pursuant to Section 9 of the Plan.
C.    To the extent not specifically defined in this Agreement, all capitalized terms used in this Agreement shall have the meaning set forth in the Plan.
NOW, THEREFORE, the Company and Grantee agree as follows:
AGREEMENT
1.GRANT OF PERFORMANCE SHARES. On the Date of Grant and subject to the terms of this Agreement and the Plan, the Company grants to Grantee an Award of the number of Performance Shares set forth on Attachment A. Each Performance Share represents the right to receive one share of Stock, subject to the terms and conditions set forth in this Agreement and the Plan. Notwithstanding the foregoing or any other provision set forth herein, this Agreement will automatically terminate and be void and this grant of Performance Shares shall automatically be rescinded and withdrawn and be of no force or effect if Grantee fails to sign this Agreement on or before [DATE].
2.RIGHTS OF GRANTEE. Subject to the provisions of this Agreement and the Plan, Grantee shall not have any rights of a Company shareholder with respect to the Stock underlying the Performance Shares unless and until the Performance Shares vest and are settled by the issuance of such shares of Stock to Grantee. Upon and following the settlement of the Performance Shares, Grantee shall be the record owner of the Stock issued in payment of the Performance Shares unless and until such shares are sold or otherwise disposed of, and as record owner shall be entitled to all rights of a shareholder of the Company (including voting rights). Grantee shall not be entitled to any dividend equivalents with respect to the Performance Shares to reflect any dividends payable on Stock.
Grantee agrees to not sell, transfer, pledge, exchange, hypothecate or grant any security interest in, or otherwise dispose of, any Performance Shares before the date on which the Performance Shares vest and are settled as set forth in Attachment A or enter into any agreement or make any commitment to do so. Any attempted sale, transfer, pledge, exchange, hypothecation or disposition of the Performance Shares (prior to the vesting and settlement date) shall be null and void, and the Company shall not recognize or give effect to such transaction on its books and records or recognize the person or persons to whom such sale, transfer, pledge, exchange, hypothecation or disposition has been made as the legal or beneficial owner of the Performance Shares. Notwithstanding the foregoing, the above transfer restrictions shall not apply to any transfers made in accordance with or permitted by the Committee in accordance with Section 12.3 of the Plan.
3.VESTING OF PERFORMANCE SHARES/SETTLEMENT.
A.Vesting Schedule. Subject to the other conditions in this Agreement, any employment agreement between Company and Grantee, and the Plan, below, the Performance Shares shall vest and the restrictions on the Performance Shares will lapse in accordance with the terms of Attachment A, provided Grantee remains employed by the Company (or a Subsidiary) until the applicable vesting date(s) set forth on Attachment A. The Performance Period and the Performance Goals are identified in Attachment A. If Grantee’s employment terminates for any reason at any time before all of his or her Performance Shares have vested, and except as may be set forth in any written agreement between Grantee and Company, Grantee’s unvested Performance Shares shall be automatically forfeited upon such termination of employment and neither the Company (nor any Subsidiary) shall have any further obligations to Grantee under this Agreement.
B.Acceleration of Vesting Schedule. Notwithstanding the above and to the extent provided in Grantee's employment agreement (if any) or the Meritage Homes Corporation Executive Severance Plan ("Severance Plan"), the time- or service-based vesting portion of the Performance Shares shall immediately vest and all restrictions on the time- or service-based vesting portion of the Performance Shares shall lapse to the extent provided in such employment agreement or Severance Plan.
C.Settlement of Performance Shares. Subject to the provisions of the Plan and Sections 4 and 7 of this Agreement, within 60 days following the date on which the Performance Shares vest, the Company shall: (i) issue and deliver to Grantee the number of shares of Stock equal to the number of vested Performance Shares; and (ii) issue to Grantee a stock certificate (or, at the Company’s option, a book entry credit or an electronic delivery of certificates through the DWAC system) representing those shares of Stock that have vested and become unrestricted. If Grantee is deemed a Specified Employee at a time when Grantee becomes eligible for settlement of the Performance Shares upon Grantee’s Separation from Service, then to the extent necessary to prevent any accelerated or additional tax under Section 409A of the Code, such settlement will be delayed until the earlier of: (i) the date that is six months following Grantee’s Separation from Service and (ii) Grantee’s death.
1.COMPLIANCE WITH LAW. Consistent with the Plan, the issuance and transfer of shares of Stock in connection with the Performance Shares shall be subject to compliance by the Company and Grantee with all applicable requirements of federal and state securities laws and with all applicable requirements of any stock exchange on which the Company’s shares of Stock may be listed. No shares of Stock shall be issued or transferred unless and until any then applicable requirements of state and federal laws and regulatory agencies have been fully complied with to the satisfaction of the Company and its counsel.
2.ADJUSTMENT OF SHARES. The number of Performance Shares issued to Grantee pursuant to this Agreement shall be adjusted by the Committee pursuant to Section 10 of the Plan in the event of a change in the Company’s capital structure.
3.AMENDMENT OF AGREEMENT. This Agreement may only be amended with the written approval of Grantee and the Company.
4.SECTION 409A. This Agreement is intended to comply with Section 409A of the Code or an exemption thereunder and shall be construed and interpreted in a manner that is consistent with the requirements for avoiding additional taxes or penalties under Section 409A of the Code. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement comply with Section 409A of the Code and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by Grantee on account of non-compliance with Section 409A of the Code.
If the Company concludes that this Agreement is subject to the requirements of Section 409A, neither the time nor the schedule of the payment of the Performance Shares may be accelerated or subject to a further deferral except as permitted pursuant to Section 409A of the Code and the applicable regulations. In addition, if the Company concludes that this Agreement is subject to Section 409A, payment of the Performance Shares may be delayed only in accordance with Section 409A of the Code and the applicable regulations and Grantee may not make any election regarding the time or the form of the payment of the Performance Shares.
8.SEVERABILITY. If any provision of this Agreement, or the application of any such provision to any person or circumstance, is held to be unenforceable or invalid by any court of competent jurisdiction or under any applicable law, the parties hereto shall negotiate an equitable adjustment to the provisions of this Agreement with the view to effecting, to the greatest extent possible, the original purpose and intent of this Agreement, and in any event, the validity and enforceability of the remaining provisions of this Agreement shall not be affected thereby.
9.ACCEPTANCE. Grantee hereby acknowledges receipt of a copy of the Plan, the prospectus related to the Plan and this Agreement. Grantee has read and understands the terms and provisions thereof, and accepts the Performance Shares subject to all of the terms and conditions of the Plan and this Agreement. Grantee acknowledges that there may be adverse tax consequences upon the vesting or settlement of the Performance Shares or disposition of the underlying shares and that Grantee has been advised to consult a tax advisor prior to such vesting, settlement or disposition.
10.TAX ADVICE; WITHHOLDING. As described in Section 14 of the Plan, the Company shall have the right to deduct or withhold from any payments or issuances made by Company to Grantee, or to require that Grantee remit to Company, an amount sufficient to satisfy any federal, state or local taxes of any kind as are required by law to be withheld with respect to this Agreement and the settlement or vesting of the Performance Shares. Grantee also acknowledges that FICA tax will become due when the Performance Shares are no longer subject to a substantial risk of forfeiture. Grantee acknowledges that neither the Company nor any of its representatives has provided to Grantee any tax-related advice with respect to the matters covered by this Agreement.
11.ENTIRE AGREEMENT. Subject to the terms of Grantee’s employment agreement and the Severance Plan, this Agreement constitutes the entire, final, and complete agreement between the parties hereto with respect to the subject matter hereof and supersede all prior agreements, promises, understandings, negotiations, representations, and commitments, both written and oral, between the parties hereto with respect to the subject matter hereof. Neither party hereto shall be bound by or liable for any statement, representation, promise, inducement, commitment, or understanding of any kind whatsoever not expressly set forth in this Agreement.
12.NO RIGHT TO CONTINUED EMPLOYMENT. This Agreement shall not be construed to confer upon Grantee any right to continue employment (or service) with the Company and shall not limit the right of the Company, in its sole and absolute discretion, to terminate Grantee’s employment (or service) at any time for any reason.
13.ADMINISTRATION. This Agreement shall at all times be subject to the terms and conditions of the Plan and the Plan shall in all respects be administered by the Committee (or its designee) in accordance with the terms of and as provided in the Plan. The Committee (or its designee) shall have the sole and complete discretion with respect to all matters reserved to it by the Plan and decisions of the Committee (or its designee) with respect thereto and to this Agreement shall be final and binding upon Grantee and the Company. In the event of any conflict between the terms and conditions of this Agreement and the Plan, the provisions of the Plan shall control.
14.CLAWBACK. Pursuant to Section 12.6 of the Plan, every Award issued pursuant to the Plan is subject to potential forfeiture or recovery to the fullest extent called for by law, any applicable listing standard, or any current or future clawback policy that may be adopted by the Company from time to time, including, without limitation, any clawback policy adopted to comply with the final rules issued by the Securities and Exchange Commission and the final listing standards to be adopted by the NYSE pursuant to Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act. By accepting this Award, Grantee consents to the potential forfeiture or recovery of this Award pursuant to applicable law, listing standard, and/or Company clawback policy, and agrees to be bound by and comply with the clawback policy and to return to the Company the full amount required by the clawback policy.
15    DISCRETIONARY NATURE OF PLAN. The Plan is discretionary and may be amended, cancelled or terminated by the Company at any time, in its discretion. The grant of the Performance Shares in this Agreement does not create any contractual right or other right to receive any Performance Shares or other Awards in the future. Future Awards, if any, will be at the sole discretion of the Company. Any amendment, modification, or termination of the Plan shall not constitute a change or impairment of the terms and conditions of Grantee’s employment with the Company.
16.    TRANSFER OF PERSONAL DATA. Grantee authorizes, agrees and unambiguously consents to the transmission by the Company (or any Subsidiary) of any personal data information related to this Award for legitimate business purposes (including, without limitation, the administration of this Award and the Plan). This authorization and consent is voluntarily and freely given by Grantee.
IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized representative and Grantee has signed this Agreement, in each case as of the day and year first written above.

Meritage Homes Corporation

By:
    Javier Feliciano
    Chief People Officer

(“Grantee”)

Attachment A